Exhibit 10.7

GOODMAN GLOBAL, INC.

STOCKHOLDERS AGREEMENT

Stockholders Agreement, dated as of this 23rd day of December, 2004, by and among the investors listed on Schedule I hereto (the “Goodman Investors”); Frio Holdings, LLC, a Delaware limited liability company (the “Initial Apollo Stockholder” and, together with any Apollo Transferee (as defined below) and, in each case, any transferee thereof, the “Apollo Stockholders”); and Goodman Global, Inc. (f/k/a Frio Holdings, Inc.), a Delaware corporation (the “Company”). The Goodman Investors and the Apollo Stockholders are hereinafter collectively referred to as the “Investors”.

R E C I T A L S

WHEREAS, the Company has entered into that certain Asset Purchase Agreement (the “APA”), dated as of November 18, 2004, by and among Goodman Global Holdings, Inc., a Texas corporation (“Goodman Global”), the Company and Goodman Global Holdings, Inc. (f/k/a Frio, Inc.), a Delaware corporation (“GGH”), pursuant to which Goodman Global agreed to sell substantially all of its assets to GGH (the “Transaction”) on the terms and conditions set forth therein;

WHEREAS, the closing (the “Closing”) of the Transaction is taking place on the date hereof;

WHEREAS, in connection with the APA, the Goodman Investors have, pursuant to the terms of a Subscription Agreement, dated December 23, 2004, with the Company (the “Purchase Agreement”) agreed to purchase shares, as set forth on Schedule I hereto, of capital stock of the Company (shares of capital stock of the Company hereinafter referred to as “Shares”), for an aggregate purchase price of $101,000,000 (the “Goodman Investment”);

WHEREAS, the Apollo Stockholders and certain other members of management of the Company have, pursuant to the terms of certain subscription agreements (collectively, the “Other Subscription Agreements” and, together with the Purchase Agreement, the “Subscription Agreements”) agreed to purchase Shares; and

WHEREAS, the Investors and the Company desire to promote their mutual interests by agreeing to certain matters relating to the operations of the Company and the disposition and voting of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

1.	COVENANTS OF THE PARTIES

(a) Legends. The certificates evidencing the Shares acquired by the Investors pursuant to the Subscription Agreements will bear the following legend reflecting the restrictions on the transfer of such securities contained in this Agreement:

“The securities evidenced hereby are subject to the terms of that certain Stockholders Agreement, dated as of December 23, 2004, by and among the Company and certain investors identified therein, including certain restrictions on transfer. A copy of this Agreement has been filed with the Secretary of the Company and is available upon request.”

(b) Apollo Representative. The parties hereto agree that for all purposes of this Agreement, the Apollo Representative shall act on behalf of all the Apollo Stockholders. The “Apollo Representative” shall mean Apollo Management V, LP (“Apollo”), unless another representative is selected by holders representing a majority in interest of the Apollo Stockholders; provided that prompt written notice of such change is given to the Goodman Representative.

(c) Goodman Representative. The parties hereto agree that John B. Goodman shall act as the representative of the Goodman Investors (the “Goodman Representative”) for the purposes specified in this Agreement. Goodman Investors holding a majority in interest of Shares may at any time select a new Goodman Representative; provided that prompt written notice of such change is given to the Apollo Representative.

(d) Information Rights. For so long as the Goodman Investors hold at least 50% of the Shares held by them as of the date hereof, determined on a fully diluted basis, the Company shall deliver promptly to the Goodman Representative the same information as is delivered to any lenders in connection with any financings provided to the Company or GGH in connection with the transactions contemplated by the APA.

(e) Additional Investors.

(i) The parties hereto acknowledge that prior to the first anniversary of the Closing, the Initial Apollo Stockholder may consummate one or more Transfers of Shares (each, a “Syndicate Transfer”) to a non-affiliate third party (an “Apollo Transferee”); provided that after giving pro forma effect to such Syndicate Transfer the Initial Apollo Stockholder and its Affiliates shall continue to own at least 50% of the Shares on a fully diluted basis. Any Apollo Transferee shall promptly execute and be bound by the terms of this Agreement as if such transferee were an original signatory hereto and shall be treated as an Apollo Stockholder for all purposes hereof, except as otherwise set forth herein.

(ii) Any Person to whom any Investor Transfers any Shares shall promptly execute and be bound by the terms of this Agreement as if such transferee were an original signatory hereto, and (x) any transferee of a Goodman Investor shall be treated as a Goodman Investor for all purposes hereof, and (y) any transferee of an Apollo Investor shall be treated as an Apollo Investor for all purposes hereof.

2.	BOARD OF DIRECTORS.

(a) Election of Directors. Subject to this Section 2, the Board of Directors of the Company (the “Board”) will be set by the Apollo Representative. As of the date hereof, the Board will consist of five members. From and after the date hereof, the Investors and the Company shall take all action within their respective power, including but not limited to, the voting of all shares of capital stock of the Company Owned by them, required to include at all times throughout the term of this Agreement (i) prior to the consummation of an underwritten public offering by the Company of shares of Common Stock (the “Initial Public Offering”) pursuant to a registration under the Securities Act of 1933, as amended (the “Securities Act”), one representative designated by a majority in interest of the Goodman Investors (the “Goodman Director”); and (ii) such other directors as may be designated by the Apollo Representative. As of the date hereof, the Goodman Director shall be John B. Goodman.

(b) Replacement Directors. In the event that the Goodman Director designated in the manner set forth in Section 2(a) hereof is unable to serve, or once having commenced to serve, is removed or withdraws from the Board (a “Withdrawing Director”), such Withdrawing Director’s replacement (the “Substitute Director”) will be designated by a majority in interest of the Goodman Investors, subject to the prior consent of the Apollo Representative, such consent not to be unreasonably withheld. The Investors and the Company agree to take all action within their respective power, including but not limited to, the voting of capital stock of the Company Owned by them (i) to cause the election of such Substitute Director as promptly as practicable following his or her nomination pursuant to this Section 2(b) or (ii) upon the written request of a majority in interest of the Goodman Investors, to remove, with or without cause, the Goodman Director as promptly as practicable.

3.	TRANSFER OF STOCK

(a) Resale of Securities. No Investor shall Transfer any Shares other than in accordance with the provisions of this Section 3. Any Transfer or purported Transfer made in violation of this Section 3 shall be null and void and of no effect.

(b) Transfer Restrictions.

(i) Except as provided in Sections 3(d) and 3(e) hereof, no Transfer of Shares will be made or permitted by any Goodman Investor prior to the fifth anniversary of the Closing other than (i) to a Permitted Transferee or (ii) at any time after the consummation of an Initial Public Offering; provided that any Permitted Transferee shall agree in writing to be bound by the terms and conditions contained this Agreement.

(ii) The Apollo Representative shall give the Goodman Representative at least 10 business days prior written notice of any Transfer of any Shares held by any Apollo Stockholder. The Goodman Representative shall give the Apollo Representative at least 10 business days prior written notice of any Transfer of any Shares held by any Goodman Investor.

(c) Rights of First Refusal.

(i) Limitations on Transfer. From and after the fifth anniversary of the Closing, no Goodman Investor shall Transfer any of the Shares Owned by him (other than (i) to a Permitted Transferee or (ii) at any time after the consummation of an Initial Public Offering) unless such Goodman Investor desiring to make the Transfer (hereinafter referred to as the “Transferor”) shall have first made the offers to sell to the Company and then to the Apollo Representative as contemplated by this Section 3(c), and such offers shall not have been accepted.

(ii) Offer by Transferor. Copies of the Transferor’s offer shall be given to the Company and the Apollo Representative and shall consist of an offer to sell to the Company or, failing its election to purchase all of the Subject Shares (defined below), then to the Apollo Representative, all of the Shares, at the same price and form of consideration and on the same terms and conditions, then proposed to be transferred by the Transferor (the “Subject Shares”) pursuant to a bona fide offer of a third party, to which copies shall be attached a statement (the “Statement”) of intention to Transfer to such third party, the name and address of the prospective third party transferee, the number of Subject Shares involved in the proposed Transfer, and the terms and conditions (including price and form of consideration) of such Transfer.

(iii) Acceptance of Offer.

(A) Within five (5) business days after the receipt of the offer described in Section 3(c)(ii), the Company may, at its option, elect to purchase some or all of the Subject Shares. The Company shall give notice of its intention to exercise, or that it does not intend to exercise, its option hereunder to the Transferor and to the Apollo Representative within such five (5) business day period. Failure by the Company to give such notice within such 5 business day period shall be deemed failure to exercise its option hereunder. In the event that the Company delivers an election notice for less than all of the Subject Shares, such election notice shall not be effective unless and until the Apollo Representative delivers an election notice to purchase all the remaining Subject Shares pursuant to this Section 3(c).

(B) In the event that the Company does not exercise its option to purchase any or all of the Subject Shares within such 5 business day period, the Apollo Representative may purchase all, but not less than all, of the Subject Shares not being purchased by the Company. The Apollo Representative shall give notice of its intention to exercise, or that it does not intend to exercise, its option hereunder to the Transferor and to the Company within ten (10) business days after receipt of notice from the Company to the effect that the Company will not exercise any or all of its option to purchase, or, if the Company does not give such notice, within ten (10) business days after expiration of the response period specified in Section 3(c)(iii)(A). Failure by the Apollo Representative to give notice of its intent to exercise or not exercise within such 10 business day period shall be deemed failure to exercise its option hereunder.

(C) In either event, any notice of exercise (the party or parties giving such notice of exercise, the “Purchaser(s)”) pursuant to paragraphs (A) or (B) above shall specify a date for the closing of the purchase, which shall not be more than sixty (60) days after the date of the giving of such notice.

(iv) Purchase Price. Subject to Section 3(c)(v), the purchase price per share for the Subject Shares shall be the price per share offered to be paid by the prospective transferee described in the offer, which price shall be paid in cash or, if so provided in the offer of the prospective transferee, cash plus deferred payments of cash in the same proportions, and with the same terms of deferred payment as therein set forth.

(v) Consideration Other Than Cash. If the offer of Subject Shares under this Section 3(c) is for consideration other than cash or cash plus deferred payments of cash, the Purchaser(s) shall pay the cash equivalent of such other consideration, plus 50% of such amount as may be required to satisfy any additional tax liability incurred by the Transferor as a result of receiving cash consideration, as supported by evidence in a form reasonably satisfactory to the Purchaser(s). If the Transferor and the Purchaser cannot agree on the amount of such cash equivalent within ten (10) business days after the last notice of exercise is given pursuant to Section 3(c)(iii)(A) or (B), any of such parties may, by five (5) business days’ written notice to the other, initiate appraisal proceedings under Section 3(c)(vi) for determination of the cash equivalent.

(vi) Appraisal Procedure. If any party shall initiate an appraisal procedure to determine the amount of the cash equivalent of any consideration for Subject Shares under Section 3(c)(v), then the Transferor and the Purchaser shall, by mutual agreement, promptly appoint as an appraiser an individual who shall be a member of a nationally-recognized investment banking firm. Such appraiser shall be instructed to determine such value in accordance with U.S. generally accepted accounting principles at the time in effect, to the extent applicable, and to consider, with the advice of appropriate tax experts, the income tax consequences to the Transferor as a result of receiving cash rather than other consideration. The appraiser shall, within ten (10) business days of appointment, investigate the value of the consideration for the Subject Shares as of the proposed transfer date and shall submit a notice of an appraisal of that value to each party. The Transferor and the Purchaser agree to be bound by such appraisal. The cost of the appraisal shall be shared one-half by the Transferor and one-half by the Purchaser.

(vii) Closing of Purchase. The closing of the purchase shall take place as soon as practicable at the office of the Company or such other time and location as shall be mutually agreeable to the Purchaser and the Transferor, and the purchase price, to the extent comprised of cash, shall be paid at the closing by wire transfer of immediately available funds, and cash equivalents and documents evidencing any deferred payments of cash permitted pursuant to Section 3(c)(iv) above shall be delivered at the closing. At the closing, the Transferor shall deliver to the Purchaser the certificates evidencing the Subject Shares to be conveyed, duly endorsed and in negotiable form with any requisite documentary stamps affixed thereto or with an instrument evidencing the Transfer reasonably acceptable to the Purchaser and the Transferor.

(viii) Release from Restriction; Termination of Rights. If the offer to sell all of the Subject Shares is not accepted pursuant to this Section 3(c), the Transferor may make a bona fide Transfer to the prospective transferee named in the Statement attached to the offer in accordance with the agreed upon terms of such Transfer set forth in the Statement, provided that (A) such Transfer shall be made only in strict accordance with the terms therein stated and (B) the transferee agrees, in writing, to be bound by the Goodman Investors’ obligations under this Agreement pursuant to an instrument of assumption reasonably satisfactory in form and substance to the Board. If the Transferor shall fail to make such Transfer within 120 days following the expiration of the time hereinabove provided for the election by the Apollo Representative, such Shares shall again become subject to all the restrictions of this Section 3.

(ix) Limitations. The provisions of this Section 3(c) shall not apply to (i) sales by Tag-Along Investors (as defined below) pursuant to Section 3(d) hereof or (ii) Transfers to Permitted Transferees or to the Company.

(d) Tag-Along Right.

(i) In the event any Apollo Stockholder intends to Transfer any of its Shares to a non-Affiliate third party (a “Proposed Transferee”) (other than any Syndicate Transfer or any Transfer to a Permitted Transferee), then such Apollo Stockholder (the “Selling Investor”) shall notify the Goodman Investors (the “Tag-Along Investors”), in writing, of such proposed Transfer and its terms and conditions (including without limitation, the identity of the Proposed Transferee, the purchase price and form of consideration and the terms of payment, the “Third Party Terms”). Within ten (10) business days of the date of such notice, each Tag-Along Investor shall notify the Selling Investor in writing if it elects to participate in such Transfer. Any Tag-Along Investor that fails to so notify the Selling Investor within such ten (10) business day period shall be deemed to have waived its rights hereunder. Each Tag-Along Investor that so notifies the Selling Investor shall have the right to sell to such third party, on the Third Party Terms, an amount of each class of Shares equal to the number of the same class of Shares the Proposed Transferee proposes to purchase multiplied by a fraction, the numerator of which shall be the number of such class of Shares Owned by such Tag-Along Investor and the denominator of which shall be the aggregate number of such class of Shares Owned by the Selling Investor and each Tag-Along Investor exercising its rights under this Section 3(d) and all other holders of Shares who have exercised, in connection with such transaction, a right similar to the rights granted to the Tag-Along Investors in this Section 3(d) (including in the case of a Transfer of Shares of Common Stock, any Shares of Common Stock issuable to such Tag-Along Investors and such other holders upon the exercise of all vested options (including options that vest as a result of the consummation of the Transfer to the Proposed Transferee).

(ii) At the closing of the Transfer to any Proposed Transferee pursuant to this Section 4(a), the Proposed Transferee shall remit to each Tag Along Investor who exercised its right pursuant to this Section 4(a) (the “Tag-Along Right”) the consideration for the total sales price of the Shares held by the Tag-Along Investor sold pursuant hereto minus any such consideration to be escrowed or otherwise held back in accordance with the Third Party Terms. At the Closing, the Tag-Along Investor shall deliver to the Proposed Transferee the certificates evidencing the Subject Shares to be conveyed, duly enforced and in negotiable form with any required documentary stamps affixed thereto or with an instrument evidencing the Transfer subject to the Tag-Along Right reasonably acceptable to the Company and shall agree to comply with any other conditions to closing generally applicable to the Selling Investor and all other holders of Shares selling Shares in the transaction.

(iii) In the event any member or members (the “Selling Members”) of the Initial Apollo Stockholder at any time propose to Transfer any interests held in the Initial Apollo Stockholder (the percentage of the total equity interests in the Initial Apollo Stockholder represented by such interests, the “Transferred Percentage”) to a third party purchaser (other than to Apollo or any other Affiliate thereof) (a “Membership Interest Purchaser”), whether in a single Transfer or a series of Transfers, following which neither Apollo nor any of its Affiliates shall be the managing member of the Initial Apollo Stockholder, then the Initial Apollo Stockholder shall promptly notify the Tag-Along Investors, in writing, of such proposed Transfer and its terms and conditions. Within ten (10) business days of the date of such notice, each Tag-Along Investor shall, on its own behalf or through the Goodman Representative, notify the Initial Apollo Stockholder if it elects to participate in such Transfer. Any Tag-Along Investor that fails to so notify the Initial Apollo Stockholder within such ten (10) business day period shall be deemed to have waived its rights hereunder. Each Tag-Along Investor that so notifies the Initial Apollo Stockholder shall have the right to sell, at the same price and on the same terms and conditions as the Selling Members, a percentage of each class of its Shares equal to the Transferred Percentage (the “Participation Shares”). All, but not less than all, of the Participation Shares must be purchased by either the Initial Apollo Stockholder or, if so agreed between the Initial Apollo Stockholder and the Membership Interest Purchaser, by the Membership Interest Purchaser. Within five (5) days of expiration of the 10-business day notification period for Tag-Along Investors, the Initial Apollo Stockholder shall notify the Goodman Representative whether the Participation Shares will be purchased by the Initial Apollo Stockholder or the Membership Interest Purchaser, such purchase to close simultaneously with the proposed purchase by the Membership Interest Purchaser of the interests in the Initial Apollo Stockholder. The procedures for the closing of the sale of the Participation Shares shall conform to those for the sale of the Subject Shares set forth in clauses (i) and (ii) of this Section 3(d).

(e) Drag Along Right.

(i) In connection with the Transfer (other than any Syndicate Transfer or any Transfer to a Permitted Transferee) of Shares owned by any Apollo Stockholders, the Apollo Representative shall have the right (the “Drag-Along Right”) to require the Goodman Investors, any transferee of any Goodman Investor permitted under Section 2(c) hereof (other than the Company and the Apollo Representative), any Apollo Transferee and any other Apollo Stockholders (whether or not an Apollo Transferee) (collectively, the “Subject Investors”) to include in such Transfer, on a pro rata basis, Shares then held by the Subject Investors of the same class as the Shares subject to such Transfer, subject to the provisions of Section 3(e)(ii). For the avoidance of doubt, the Apollo Representative shall be entitled to exercise this Drag-Along Right with respect to the Goodman Investors only if all Apollo Stockholders are participating in such Transfer.

(ii) To exercise a Drag-Along Right, the Apollo Representative shall give each Subject Investor a written notice (for purposes of this Section 3(e), a “Drag-Along Notice”) containing (1) the name and address of the Proposed Transferee and (2) the Third Party Terms. Each Subject Investor shall thereafter be obligated to sell its Shares (including any warrants or options Owned by such Subject Investor) pursuant to the Third Party Terms.

(iii) At the closing of the Transfer pursuant to this Section 3(e), the Proposed Transferee shall remit to the Goodman Investors the consideration for the total sales price of the Shares held by the Goodman Investors sold pursuant hereto minus any consideration to be escrowed or otherwise held back in accordance with the Third Party Terms. At the Closing, the Goodman Investors shall deliver to the Proposed Transferee the certificates evidencing the Subject Shares to be conveyed, duly endorsed and in negotiable form with any required documentary stamps affixed thereto or with an instrument evidencing the Transfer subject to the Drag-Along Right reasonably acceptable to the Company and shall agree to comply with any other conditions to closing generally applicable to the Apollo Stockholders and all other holders of Shares selling Shares in the transaction.

(iv) The Drag-Along Right will terminate on the date the Initial Apollo Stockholder, any affiliate thereof and the Apollo Transferees, as a group, cease to own at least 50% of the Shares, on a fully diluted basis; provided that, notwithstanding anything to the contrary contained herein, after the consummation of an Initial Public Offering, the Drag-Along Right shall not be enforceable against any Person to whom any Goodman Investor Transferred Shares after the consummation of such Initial Public Offering.

(f) Subscription Right.

(i) If at any time after the date hereof, (x) the Company proposes to issue equity securities of any kind (the term “equity securities” shall include for these purposes any warrants, options or other rights to acquire equity securities and debt securities convertible into equity securities) of the Company (other than the issuance of securities (i) upon conversion of any convertible capital stock of the Company pursuant to the Company’s Certificate of Incorporation, (ii) pursuant to the acquisition of another Person by the Company, whether by purchase of stock, merger, consolidation, purchase of all or substantially all of the assets of such Person or otherwise, including issuances to management of such Person in connection therewith, (iii) in exchange for debt securities of the Company, (iv) in connection with any stock split, stock dividend or recapitalization, (v) pursuant to the Initial Public Offering, (vi) in connection with a joint venture or strategic relationship (in either case, so long as such issuance is not in connection with a capital raising transaction) or (vii) to officers, employees, directors or consultants of the Company or its Subsidiaries in connection with such Person’s employment or consulting arrangements with the Company or its Subsidiaries) and (y) any Apollo Stockholder participates in such issuance, whether as an original offeree or by exercise of preemptive right or otherwise, then, as to each Goodman Investor, the Company shall:

(A) give written notice setting forth in reasonable detail (1) the designation and all of the terms and provisions of the securities proposed to be issued (the “Proposed Securities”), including, where applicable, the voting powers, preferences and relative participating, optional or other special rights, and the qualification, limitations or restrictions thereof and interest rate and maturity; (2) the price and other terms of the proposed sale of such securities; (3) the amount of such securities proposed to be issued; and (4) such other information as the Investors may reasonably request in order to evaluate the proposed issuance; and

(B) offer to issue to each Goodman Investor a portion of the Proposed Securities equal to their pro rata share, based on their aggregate equity ownership in the Company, including for purposes of this calculation all shares of Common Stock outstanding on a fully diluted basis.

(ii) Each Goodman Investor must exercise its purchase rights hereunder within ten (10) business days after receipt of such notice from the Company. If all of the Proposed Securities offered to the Goodman Investors are not fully subscribed by the Goodman Investors, the remaining Proposed Securities will be reoffered to the Goodman Investors purchasing their full allotment upon the terms set forth in this Section 3(f), until all such Proposed Securities are fully subscribed for or until all the Goodman Investors have subscribed for all such Proposed Securities which they desire to purchase, except that the Goodman Investors must exercise their purchase rights within five (5) business days after receipt of all such reoffers. To the extent that the Company offers two or more securities in units, Investors must purchase such units as a whole and will not be given the opportunity to purchase only one of the securities making up such unit.

(iii) Upon the expiration of the offering periods described above, the Company will be free to sell such Proposed Securities that the Goodman Investors have not elected to purchase during the ninety (90) days following such expiration on terms and conditions no more favorable to the purchasers thereof than those offered to such holders. Any Proposed Securities offered or sold by the Company after such 90 day period must be reoffered to the Goodman Investors pursuant to this Section 3(f).

(iv) The election by a Goodman Investor not to exercise its subscription rights under this Section 3(f) in any one instance shall not affect its right (other than in respect of a reduction in its percentage holdings) as to any subsequent proposed issuance. Any sale of such securities by the Company without first giving the Goodman Investors the rights described in this Section 3(f) shall be void and of no force and effect.

(g) Cooperation. In the event of (i) the exercise of a Drag-Along Right pursuant to Section 3(e) or (ii) the exercise by a Goodman Investor of a Tag-Along Right pursuant to Section 3(d), such Goodman Investor shall consent to and raise no objections against the transaction triggering such Drag-Along Right or Tag-Along Right, as the case may be, and if such transaction is structured as a sale of stock, each Goodman Investor shall take all actions that the Board reasonably deems necessary or desirable in connection with the consummation of the transaction; provided, however, the foregoing shall apply only if, under the terms of such transaction, (x) the treatment of the Goodman Investors shall be consistent with the treatment of the Apollo Stockholders, including without limitation the capping of the Goodman Investors’ responsibility for any liabilities or expenses to their pro rata share thereof, and (y) the Goodman Investors shall not be required to indemnify any third party for any amount in excess of the proceeds to be received by the Goodman Investors in such transaction. Without limiting the generality of the foregoing, and subject to the proviso at the end of the preceding sentence, each such Goodman Investor agrees to (A) consent to and raise no objections against the transaction; (B) execute any Share purchase agreement, merger agreement or other agreement entered into with the transferee with respect thereto; (C) vote the Shares held by the Goodman Investor in favor of the transaction; and (D) refrain from the exercise of dissenters’ appraisal rights with respect to the transaction.

(h) Each Goodman Investor shall bear its pro-rata share of the costs of any transaction in which it sells Shares (based upon the net proceeds received by such Goodman Investor in such transaction) to the extent such costs are incurred for the benefit of all holders of Shares and are not otherwise paid by the Company or the acquiring party; provided that any such bearing of costs is consistent with the terms to which the Apollo Stockholders are subject in such transaction.

(i) Injunctive Relief. The Company and the Investors hereby declare that it is impossible to measure in money the damages which will accrue to the parties hereto by reason of the failure of any Investor to perform any of its obligations set forth in this Section 3. Therefore, the Company and the Investors shall have the right to specific performance of such obligations, and if any party hereto shall institute any action or proceeding to enforce the provisions hereof, each of the Company and the Investors hereby waives the claim or defense that the party instituting such action or proceeding has an adequate remedy at law.

4.	REGISTRATION RIGHTS.

(a) Requested Registration.

(i) Request for Registration. If the Company shall receive from an Initiating Holder, at any time after six (6) months after the consummation of an Initial Public Offering, or the Apollo Representative, at any time, a written request that the Company effect any registration with respect to all or a part of the Registrable Securities held by the Goodman Holders (a “Goodman Demand”), or the Apollo Holders (an “Apollo Demand”; and, for purposes of this Section 4(a), “Demanding Holders” shall mean (x) in the case of a Goodman Demand, the Goodman Holders and (y) in the case of an Apollo Demand, the Apollo Holders), as the case may be, the Company will (A) promptly give written notice of the proposed registration to all other Holders; and (B) as soon as practicable, use its diligent best efforts to effect such registration (including, without limitation, filing post-effective amendments, appropriate qualification under applicable blue sky or other state securities laws and appropriate compliance with applicable regulations issued under the Securities Act) as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any Demanding Holder or Demanding Holders joining in such request as are specified in a written request received by the Company within 10 business days after written notice from the Company is given under Section 4(a)(i)(A) above; provided that the Company shall not be obligated to effect, or take any action to effect, any such registration pursuant to this Section 4(a):

(1) In any particular jurisdiction in which the Company would be required to execute a general consent to service of process in effecting such registration, qualification or compliance, unless the Company is already subject to service in such jurisdiction and except as may be required by the Securities Act or applicable rules or regulations thereunder;

(2) With respect to the Goodman Holders only, after (x) the Company has effected two (2) such registrations requested by an Initiating Holder pursuant to this Section 4(a), and (y) such registrations have been declared or ordered effective and the sales of such Registrable Securities shall have closed, and (z) no shares requested for inclusion by any Goodman Holders in any such registration have been excluded pursuant to Section 4(a)(ii)(B) hereof concurrently with the inclusion of any shares requested for inclusion by any Other Stockholder;

(3) During the period following any underwritten public offering by the Company as contemplated by Section 4(i) hereof, as such period may be extended by the underwriter representative; or

(4) If the Company shall furnish to the Initiating Holder or the Apollo Representative, as the case may be, a certificate signed by the President of the Company stating that in the good faith judgment of the Board of Directors it would be materially detrimental to the Company or its stockholders for such registration statement to be filed in the near future, in which case the Company’s obligation to use its diligent best efforts to comply with this Section 4 shall be deferred for one or more periods not to exceed ninety (90) days in the aggregate in any twelve-month period;

and provided further that, with respect to a written request received from an Initiating Holder pursuant to this Section 4(a), the Company shall not be required to effect such registration on Form S-3.

In the event the Company is not obligated to effect any requested registration by virtue of the foregoing clauses (1) through (4), such request shall not be deemed to be a demand for registration for purposes of this Section 4(a). The registration statement filed pursuant to the request of the Initiating Holders or the Apollo Representative, as the case may be, subject to the provisions of Section 4(a)(ii) below, may include other securities of the Company which are held by Persons (including the Management Stockholders, the Goodman Holders (in the case of an Apollo Demand) and the Apollo Holders (in the case of a Goodman Demand) ) who, by virtue of agreements with the Company, are entitled to include their securities in any such registration (“Other Stockholders”) and securities being sold by the Company for its own account.

(ii) Underwriting.

(A) If the Initiating Holders (in the case of a Goodman Demand) or the Apollo Representative (in the case of an Apollo Demand), intend to distribute the

Registrable Securities covered by their request by means of an underwriting, they shall so advise the Company as a part of their request made pursuant to Section 4(a)(i).

(B) If Other Stockholders request such inclusion, the Initiating Holders (in the case of a Goodman Demand) or the Apollo Representative (in the case of an Apollo Demand) shall offer to include the securities of such Other Stockholders in the underwriting and may condition such offer on their acceptance of the further applicable provisions of this Section 4. The Demanding Holders whose shares are to be included in such registration and the Company shall (together with all Other Stockholders proposing to distribute their securities through such underwriting) complete and execute all customary questionnaires, powers of attorney, indemnities and other documents, in each case in customary form, required for such underwriting arrangements and enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for such underwriting. Notwithstanding any other provision of this Section 4(a), if the representative advises the Company and the Initiating Holders (in the case of a Goodman Demand) or the Apollo Representative (in the case of an Apollo Demand) in writing that marketing factors require a limitation on the number of shares to be underwritten, the number of shares included in the registration by each Demanding Holder and each Other Stockholder shall be reduced on a pro rata basis (based on the number of shares held by such holder), by such minimum number of shares as is necessary to comply with such request. No Registrable Securities or any other securities excluded from the underwriting by reason of the underwriter’s marketing limitation shall be included in such registration. If any Other Stockholder who has requested inclusion in such registration as provided above (excluding the Goodman Holders (in the case of a Goodman Demand) or the Apollo Holders (in the case of an Apollo Demand)) disapproves of the terms of the underwriting, such Person may elect to withdraw therefrom by written notice to the Company, the underwriter and the Initiating Holders (in the case of a Goodman Demand) or the Apollo Representative (in the case of an Apollo Demand). The securities so withdrawn shall also be withdrawn from registration. If the underwriter has not limited the number of Registrable Securities or other securities to be underwritten, the Company and officers and directors of the Company (who are not already included in the registration as Other Stockholders) may include its or their securities for its or their own account in such registration if the representative so agrees and if the number of Registrable Securities and other securities which would otherwise have been included in such registration and underwriting will not thereby be limited. For the avoidance of doubt, it is understood that in the case of a Goodman Demand, if any shares requested for inclusion by any Other Stockholder have been included in the underwriting and any shares requested for inclusion by any Goodman Holder have been excluded from the underwriting pursuant to this subsection (B), then such Goodman Demand shall not be deemed an exercise of a demand right by the Goodman Holders pursuant to this Section 4(a).

(b) Company Registration.

(i) If the Company shall determine to register any of its equity securities either for its own account or for the account of Other Stockholders other than a registration (x) relating solely to employee stock or benefit plans, (y) relating solely to a Commission Rule 145 transaction, or (z) on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities, the Company will:

(A) promptly give to each Apollo Holder a written notice thereof;

(B) if any capital stock of the Company held by the Apollo Stockholders will be included in the registration, promptly give to each Goodman Holder a written notice of the registration; and

(C) include in such registration (and any related qualification under blue sky laws or other compliance), and in any underwriting involved therein, all the Registrable Securities specified in a written request or requests, made by the Apollo Representative and, if applicable, the Goodman Holders, within fifteen (15) days after receipt of the last written notice from the Company described in clause (A) or (B) above, as the case may be, except as set forth in Section 4(b)(ii) below. Such written request may specify all or a part of the Apollo Holders’ Registrable Securities or the Goodman Holders’ Registrable Securities, as the case may be.

(ii) Underwriting. If the registration of which the Company gives notice is for a registered public offering involving an underwriting, the Company shall so advise each of the Apollo Holders and, if applicable, each of the Goodman Holders as a part of the written notice given pursuant to Section 4(b)(i)(A) and, if applicable, (B). In such event, the right of each of the Holders to registration pursuant to this Section 4(b) shall be conditioned upon such Holders’ participation in such underwriting and the inclusion of such Holders’ Registrable Securities in the underwriting to the extent provided herein. The Holders whose shares are to be included in such registration shall (together with the Company and the Other Stockholders distributing their securities through such underwriting) agree to sell such Holder’s shares on the basis provided in any customary underwriting arrangements approved by the Company and complete and execute all customary questionnaires, powers of attorney, indemnities and other documents, in each case in customary form, required for such underwriting arrangements and enter into an underwriting agreement in customary form with the representative of the underwriter or underwriters selected for underwriting by the Company. Notwithstanding any other provision of this Section 4(b), if the representative determines that marketing factors require a limitation on the number of shares to be underwritten, the representative may (subject to the allocation priority set forth below) exclude from such registration and underwriting some or all of the Registrable Securities which would otherwise be underwritten pursuant hereto. The Company shall so advise all holders of securities requesting registration, and the number of shares of securities that may be included in the registration and underwriting by each of the Holders and Other Stockholders shall be reduced, on a pro rata basis (based on the number of shares of the class to be registered held by such holders), by such minimum number of shares as is necessary to comply with such limitation. For the avoidance of doubt, none of the securities being registered by the Company for its own account shall be excluded. If any of the Holders or any officer, director or Other Stockholder disapproves of the terms of any such underwriting, he may elect to withdraw therefrom by written notice to the Company and the underwriter. Any Registrable Securities or other securities excluded or withdrawn from such underwriting shall be withdrawn from such registration.

(c) Form S-3. Following the Initial Public Offering, if the Company has qualified for the use of Form S-3, the Apollo Holders shall have the right to request registration on Form S-3 (such request shall be in writing and shall state the number of shares of Registrable Securities to be disposed of) and the Goodman Holders shall have the right to request registration on Form S-3 (such request shall be in writing and shall state the number of shares of Registrable Securities to be disposed of) for any registration by the Company on Form S-3 that includes any Apollo Registrable Securities, provided that the Company shall not be obligated to include in such registration a number of shares of Registrable Securities exceeding the number of shares of Apollo Registrable Securities included in such registration, multiplied by a fraction equal to (x) the total number of shares of Registrable Securities, divided by (y) the total number of shares of Apollo Registrable Securities. “Apollo Registrable Securities” shall mean all Registrable Securities held by the Apollo Stockholders.

(i) The Company shall give written notice to all Holders of the receipt of a request for registration pursuant to this Section 4(c) and shall provide a reasonable opportunity for other Holders to participate in the registration; provided that if the registration is for an underwritten offering, the terms of Section 4(a)(ii) shall apply to all participants in such offering. Subject to the foregoing, the Company will use its best efforts to effect promptly the registration of all shares of Registrable Securities on Form S-3 to the extent requested by the Holder or Holders thereof for purposes of disposition.

(d) Company Control. The Company may decline to file a registration statement referenced to in Section 4(b) or 4(c), or withdraw such registration statement after filing, but prior to the effectiveness of the registration statement, provided that the Company shall promptly notify each Goodman Holder participating in the offering covered by such registration statement in writing of any such action. The Holders shall not be permitted to sell any securities pursuant to Section 4(b) or 4(c) at any time that the Board of Directors determines in good faith that it would be materially detrimental to the Company or its stockholders for sales of securities to be made, provided that the Goodman Holders and the Apollo Holders shall be treated consistently in all respects in connection with any such determination, and provided further that the Company shall promptly notify each Holder in writing of any such action. The Company shall have the sole discretion to select any and all underwriters that may participate in any underwritten offering; provided that the Initiating Holder or the Apollo Representative, as the case may be, shall be entitled to select one joint book runner in connection with any registration effected pursuant to Section 4(a) at the written request of the Initiating Holder or the Apollo Representative, as applicable.

(e) Expenses of Registration. All Registration Expenses incurred in connection with any registration, qualification or compliance pursuant to this Section 4 shall be borne by the Company, and all Selling Expenses shall be borne by the Holders of the securities so registered pro rata on the basis of the number of their shares so registered.

(f) Registration Procedures. In the case of each registration effected by the Company pursuant to this Section 4, the Company will keep the Holders, as applicable, advised in writing as to the initiation of each registration and as to the completion thereof. At its expense, the Company will, subject to the terms of this Section 4:

(i) keep such registration effective for a period of one hundred twenty (120) days or until the Holders have completed the distribution described in the registration statement relating thereto, whichever first occurs; provided, however, that (A) such 120-day period shall be extended for a period of time equal to the period during which the Holders refrain from selling any securities included in such registration in accordance with the provisions in Section 4(i) hereof; and (B) in the case of any registration of Registrable Securities on Form S-3 which are intended to be offered on a continuous or delayed basis, such 120-day period shall be extended until all such Registrable Securities are sold; provided that Rule 415, or any successor rule under the Securities Act, permits an offering on a continuous or delayed basis; provided further that applicable rules under the Securities Act governing the obligation to file a post-effective amendment permit, in lieu of filing a post-effective amendment which (y) includes any prospectus required by Section 10(a) of the Securities Act or (z) reflects facts or events representing a material or fundamental change in the information set forth in the registration statement, the incorporation by reference of information required to be included in (y) and (z) above to be contained in periodic reports filed pursuant to Section 12 or 15(d) of the Exchange Act in the registration statement;

(ii) furnish such number of prospectuses and other documents incident thereto as each of the Holders, as applicable, from time to time may reasonably request;

(iii) notify each Holder of Registrable Securities covered by such registration at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing; and

(iv) furnish, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (1) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders participating in such registration, addressed to the underwriters, if any, and to the Holders participating in such registration and (2) a letter, dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the

Holders participating in such registration, addressed to the underwriters, if any, and if permitted by applicable accounting standards, to the Holders participating in such registration.

(g) Indemnification.

(i) To the extent permitted by law, the Company will indemnify each of the Holders, as applicable, each of its officers, directors and partners, and each Person controlling each of the Holders, with respect to each registration which has been effected pursuant to this Section 4, and each underwriter for such Holder, if any, and each person who controls any underwriter, against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any of the following (each, a “Violation”): (x) any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document (including any related registration statement, notification or the like) incident to any such registration, qualification or compliance, (y) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, or (z) any violation by the Company of the Securities Act or the Exchange Act or any rule or regulation thereunder applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance; and will reimburse each of the Holders, each of its officers, directors and partners, and each Person controlling each of the Holders, each such underwriter and each Person who controls any such underwriter, for any legal and any other expenses reasonably incurred in connection with investigating and defending any such claim, loss, damage, liability or action; provided that the Company will not be liable in any such case to any Holder, underwriter or controlling person to the extent that any such claim, loss, damage, liability or expense arises out of or is based upon a Violation which occurs in reliance upon information furnished to the Company by the Holder, underwriter or controlling person seeking to be indemnified, where such information is specifically provided for use in such prospectus, offering circular or other document.

(ii) Each of the Holders will, if Registrable Securities held by it are included in the securities as to which such registration, qualification or compliance is being effected, indemnify the Company, each of its directors and officers and each underwriter, if any, of the Company’s securities covered by such a registration statement, each person who controls the Company or such underwriter, each Other Stockholder and each of their officers, directors, and partners, and each person controlling such Other Stockholder against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement, prospectus, offering circular or other document made by such Holder, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements by such Holder therein not misleading, and will reimburse the Company and such Other Stockholders, directors, officers, partners, persons, underwriters or control persons for any legal or any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such registration statement, prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Company by such Holder and stated to be specifically for use therein; provided, however, that the obligations of each of the Holders hereunder shall be limited to an amount equal to the net proceeds to such Holder of securities sold as contemplated herein.

(iii) Each party entitled to indemnification under this Section 4(f) (the “Indemnified Party”) shall give notice to the party required to provide indemnification (the “Indemnifying Party”) promptly after such Indemnified Party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the Indemnifying Party to assume the defense of any such claim or any litigation resulting therefrom; provided that counsel for the Indemnifying Party, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Indemnified Party (whose approval shall not unreasonably be withheld) and the Indemnified Party may participate in such defense at such party’s expense (unless the Indemnified Party shall have reasonably concluded that there may be a conflict of interest between the Indemnifying Party and the Indemnified Party in such action, in which case the fees and expenses of counsel shall be at the expense of the Indemnifying Party); provided further that the failure of any Indemnified Party to give notice as provided herein shall not relieve the Indemnifying Party of its obligations under this Section 4 unless the Indemnifying Party is materially prejudiced thereby. No Indemnifying Party, in the defense of any such claim or litigation shall, except with the consent of each Indemnified Party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a release from all liability in respect to such claim or litigation. Each Indemnified Party shall furnish such information regarding itself or the claim in question as an Indemnifying Party may reasonably request in writing and as shall be reasonably required in connection with the defense of such claim and litigation resulting therefrom.

(iv) If the indemnification provided for in this Section 4(f) is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the Indemnified Party on the other in connection with the statements or omissions which resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue (or alleged untrue) statement of a material fact or the omission (or alleged omission) to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

(v) Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in the underwriting agreement entered into in connection with any underwritten public offering contemplated by this Agreement are in conflict with the foregoing provisions, the provisions in such underwriting agreement shall be controlling.

(vi) The foregoing indemnity agreement of the Company and Holders is subject to the condition that, insofar as they relate to any loss, claim, liability or damage arising out of a statement made in or omitted from a preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement in question becomes effective or the amended prospectus filed with the Commission pursuant to Commission Rule 424(b) (the “Final Prospectus”), such indemnity or contribution agreement shall not inure to the benefit of any underwriter or Holder if a copy of the Final Prospectus was furnished to the underwriter and was not furnished to the Person asserting the loss, liability, claim or damage at or prior to the time such action is required by the Securities Act.

(h) Information by the Holders. Each of the Holders holding securities included in any registration shall furnish to the Company such information regarding such Holder and the distribution proposed by such Holder as the Company may reasonably request in writing and as shall be reasonably required in connection with any registration, qualification or compliance referred to in this Section 4.

(i) Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may permit the sale of restricted securities to the public without registration, the Company agrees to:

(i) use its reasonable best efforts to make and keep public information available as those terms are understood and defined in Rule 144 under the Securities Act (“Rule 144”), at all times from and after ninety (90) days following the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(ii) use its reasonable best efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act at any time after it has become subject to such reporting requirements; and

(iii) so long as the Holder owns any Registrable Securities, furnish to the Holder upon request, (x) a written statement by the Company as to the status of its compliance with the reporting requirements of Rule 144 (at any time from and after ninety (90) days following the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements), (y) a copy of the most recent annual or quarterly report of the Company, and (z) such other reports and documents so filed as the Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing the Holder to sell any such securities without registration.

(j) “Market Stand-off” Agreement. Each of the Holders agrees, if requested by the Company and an underwriter of equity securities of the Company, not to sell or otherwise transfer or dispose of any Registrable Securities held by such Holder during the 180-day period following the consummation of an underwritten public offering covered by the registration statement of the Company filed under the Securities Act for the Initial Public Offering and during the 90-day period following the consummation of an underwritten public offering covered by any other registration statement of the Company filed under the Securities Act; provided that if such offering includes a primary underwritten offering by the Company, all directors and substantially all officers of the Company enter into similar agreements; and provided further that if such offering does not include a primary underwritten offering by the Company, the Goodman Holders shall only be required to enter into such agreements if any Goodman Holder is selling shares in connection with such offering and the Apollo Holders shall only be required to enter into such agreements if any Apollo Holder is selling shares in connection with such offering.

If requested by the underwriters, the Holders shall execute a separate agreement to the foregoing effect. The Company may impose stop-transfer instructions with respect to the shares (or securities) subject to the foregoing restriction until the end of said 180-day or 90-day period. The provisions of this Section 4(j) shall be binding upon any transferee who acquires Registrable Securities.

(k) Additional Rights. In the event the Company shall grant to the Apollo Stockholders registration rights that are more favorable in any respect to such stockholder than the registration rights granted to the Goodman Investors herein, the Goodman Investors shall be entitled to such more favorable provisions; provided that the Company may grant to the Initial Apollo Stockholder or any of its affiliates (other than any Apollo Transferee or any other transferee) additional demand rights exercisable only by the Apollo Representative (provided that such demand rights may be exercisable by the Apollo Representative, in its discretion, for the benefit of any of the Apollo Stockholders) without granting such additional rights to the Investors, so long as the Goodman Investors are granted “piggyback” rights with respect to any such demand registration. Notwithstanding the foregoing, the Goodman Investors shall in no event have the right to require the Company to effect an Initial Public Offering.

(l) Transfer of Registration Rights. The registration rights set forth in this Section 4 may be assigned, in whole or in part, to any Permitted Transferee (who shall be bound by all obligations of this Agreement), provided that such Transfer is in accordance with the terms of this Agreement.

(m) Termination. The registration rights set forth in this Section 4 shall not be available to any Holder if, (i) in the opinion of counsel to the Company, all of the Registrable Securities then owned by such Holder could be sold in any 90-day period pursuant to Rule 144 (without giving effect to the provisions of Rule 144(k)) or (ii) all of the Registrable Securities held by such Holder have been sold in a registration pursuant to the Securities Act or pursuant to Rule 144.

5.	TERMINATION.

(a) Section 2 and Sections 3(a), (b), (c), (d) and (f) of this Agreement shall terminate upon the closing of an Initial Public Offering.

(b) This Agreement shall terminate on the date on which the Apollo Representative and the Goodman Representative shall have agreed in writing to terminate this Agreement.

6.	INTERPRETATION OF THIS AGREEMENT.

(a) Terms Defined. Capitalized terms used but not otherwise defined herein shall have the meanings given to such terms in the APA. As used in this Agreement, the following terms have the respective meaning set forth below:

Affiliate: shall mean any Person or entity, directly or indirectly controlling, controlled by or under common control with such Person or entity.

Apollo Holder: shall mean any Apollo Stockholder holding Registrable Securities.

Commission: shall mean the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

Common Stock: the Common Stock, par value $0.01 per share, of the Company.

Exchange Act: shall mean the Securities Exchange Act of 1934, as amended.

Goodman Holder: shall mean any Goodman Investor holding Registrable Securities.

Holder: shall mean any Goodman Holder or any Apollo Holder.

Initiating Holder: shall mean any Goodman Holder or Goodman Holders who in the aggregate hold more than 25% of the then outstanding Registrable Securities held by all Goodman Holders.

Management Stockholders: shall mean those certain members of management of the Company party to that certain Management Investors Subscription Agreement, dated as of the date hereof, by and among the Management Stockholders and the Company.

Owns, Own or Owned: shall mean beneficial ownership, assuming the conversion of all outstanding securities convertible into Common Stock and the exercise of all outstanding options and warrants to acquire Common Stock.

Permitted Transferee: shall mean (x) the recipient of any Transfer of Shares (i) for estate planning purposes, (ii) that is a charitable contribution, or (iii) by operation of law, and (y) only in the case of a Transfer of Shares by an Apollo Stockholder, any Affiliate of such Apollo Stockholder; provided that in each instance that such transferee agrees to be bound by the provisions of this Agreement as if such transferee were an original signatory hereto; and provided further that (i) any Permitted Transferee of a Goodman Investor shall be treated as a Goodman Investor for all purposes hereof, and (ii) any Permitted Transferee of an Apollo Investor shall be treated as an Apollo Investor for all purposes hereof.

Person: shall mean an individual, partnership, joint-stock company, corporation, limited liability company, trust or unincorporated organization, and a government or agency or political subdivision thereof.

Preferred Stock: shall mean the Company’s 9.5% Series A Cumulative Senior Redeemable Exchangeable Preferred Stock, par value $0.01 per share, with a liquidation preference of $1,000 per share at the time of initial issuance designated therein.

Register, Registered and Registration: shall mean to a registration effected by preparing and filing a registration statement in compliance with the Securities Act (and any post-effective amendments filed or required to be filed) and the declaration or ordering of effectiveness of such registration statement.

Registrable Securities: shall mean all Shares held by the Goodman Investors and the Apollo Stockholders and all Shares issued or issuable upon conversion of any Shares held by the Goodman Investors and the Apollo Stockholders; provided that with respect to any registration statement that registers shares of Common Stock, “Registrable Securities” shall only include shares of Common Stock and with respect to any registration statement that registers shares of Preferred Stock, “Registrable Securities” shall only include shares of Preferred Stock; and provided further that Registrable Securities shall mean, for all purposes under Section 4(a) (including the definitions set forth therein), all shares of Common Stock and all shares of Common Stock issued or issuable upon conversion of any Shares.

Registration Expenses: shall mean all expenses incurred by the Company in compliance with Section 4(a), (b) and (c) hereof, including, without limitation, all registration and filing fees, printing expenses, fees and disbursements of counsel for the Company, fees and expenses of counsel for the Holders, blue sky fees and expenses and the expense of any special audits incident to or required by any such registration (but excluding the compensation of regular employees of the Company, which shall be paid in any event by the Company).

Selling Expenses: shall mean all underwriting discounts and selling commissions applicable to the sale of Registrable Securities.

Security, Securities: shall have the meaning set forth in Section 2(1) of the Securities Act.

Transfer: shall mean any sale, transfer, conveyance, assignment, pledge, hypothecation or other disposition.

(b) Directly or Indirectly. Where any provision in this Agreement refers to action to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person.

(c) Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware applicable to contracts made and to be performed entirely within such State.

(d) Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof.

7.	MISCELLANEOUS

(a) Notices.

(i) All communications under this Agreement shall be in writing and shall be delivered by hand or facsimile or mailed by overnight courier or by registered or certified mail, postage prepaid:

(A)	if to any of the Goodman Investors, to:

John B. Goodman
c/o Altazano Management, LLC
2550 North Loop West, Suite 750
Houston, Texas 77092
	Telephone:	713-572-7656
	Telecopier:	713-572-7676

with a copy to:

King & Spalding LLP
1100 Louisiana, Suite 4000
Houston, Texas 77002
	Attention:	John L. Keffer
	Telephone:	713-751-3255
	Telecopier:	713-751-3290

or at such other address and to the attention of such other person as the Goodman Representative may designate by written notice to the Company and the other Investors.

(B)	and

if to the Company or the Apollo Stockholders, at:

Apollo Management V, L.P.
9 West 57th Street
43rd Floor
New York, New York 10019
Attn: Larry Berg
	Telephone:	212-515-3314
	Telecopy:	212-515-3288

with a copy to:

Latham & Watkins LLP
885 Third Avenue
Suite 1000
New York, New York 10022
Attn: Raymond Y. Lin
	Telephone:	212-906-1200
	Telecopy:	212-751-4864

or at such other address and to the attention of such other person as the Company or the Apollo Representative may designate by written notice to the other Investors.

(ii) Any notice so addressed shall be deemed to be given: if delivered by hand or facsimile, on the date of such delivery; if mailed by overnight courier, on the first business day following the date of such mailing; and if mailed by registered or certified mail, on the third business day after the date of such mailing.

(b) Reproduction of Documents. This Agreement and all documents relating thereto, including, without limitation, (i) consents, waivers and modifications which may hereafter be executed, (ii) documents received by each Investors pursuant hereto and (iii) financial statements, certificates and other information previously or hereafter furnished to each Investor, may be reproduced by each Investor by a photographic, photostatic, microfilm, microcard, miniature photographic or other similar process and each Investor may destroy any original document so reproduced. All parties hereto agree and stipulate that any such reproduction shall be admissible in evidence as the original itself in any judicial or administrative proceeding (whether or not the original is in existence and whether or not such reproduction was made by each Investor in the regular course of business) and that any enlargement, facsimile or further reproduction of such reproduction shall likewise be admissible in evidence.

(c) Successors and Assigns. This Agreement shall inure to the benefit of and be binding upon the successors and assigns of each of the parties.

(d) Entire Agreement; Amendment and Waiver. This Agreement and the Subscription Agreements constitute the entire understanding of the parties hereto relating to the subject matter hereof and supersede all prior understandings among such parties. This Agreement may be amended, and the observance of any term of this Agreement may be waived, with (and only with) the written consent of the Apollo Representative and the Goodman Representative.

(e) Severability. In the event that any part or parts of this Agreement shall be held illegal or unenforceable by any court or administrative body of competent jurisdiction, such determination shall not affect the remaining provisions of this Agreement which shall remain in full force and effect.

(f) Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile), each of which shall be deemed an original and all of which together shall be considered one and the same agreement.

(g) Recapitalization, Exchange, Etc. Affecting the Company’s Stock. Nothing in this Agreement shall prevent the Company from effecting any recapitalization, corporate reorganization, “corporate inversion” involving the creation of one or more holding companies and/or holding company subsidiaries, or similar transaction. The provisions of this Agreement shall apply, to the full extent set forth herein, with respect to any and all shares of Common

Stock, Preferred Stock and all of the other shares of capital stock of the Company or any successor or assignee of the Company (whether by merger, consolidation, sale of assets, business combination or otherwise) that may be issued in respect of, in exchange for, or in substitution of such shares of capital stock and shall be appropriately adjusted for any stock dividends, splits, reverse splits, combinations, recapitalizations, and the like occurring after the date hereof.

(h) Submission to Jurisdiction; Waiver of Jury Trial. EACH PARTY HERETO HEREBY SUBMITS TO THE NONEXCLUSIVE JURISDICTION OF THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE AND OF ANY DELAWARE STATE COURT SITTING IN THE CITY OF WILMINGTON FOR PURPOSES OF ALL LEGAL PROCEEDINGS ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY HERETO IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT AND ANY CLAIM THAT ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS STOCKHOLDERS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

IN WITNESS WHEREOF, the parties hereto have executed this Stockholders Agreement as of the date first above written.

COMPANY:

GOODMAN GLOBAL, INC.

By:
Name:
Title:

GOODMAN INVESTORS:

JOHN BAILEY GOODMAN 1984 GRANTOR TRUST, JOHN B. GOODMAN AND THOMAS R. RECKLING, CO-TRUSTEES

By:
Name:
Title:

By:
Name:
Title:

LUCY HUGHES ABELL 1991 TRUST, C. HASTINGS JOHNSON, TRUSTEE

By:
Name:
Title:

SAM HOUSTON ABELL 1991 TRUST, C. HASTINGS JOHNSON, TRUSTEE

By:
Name:
Title:

JOHN BAILEY GOODMAN, JR. 1991 TRUST, PAUL J. DOBROWSKI, TRUSTEE

By:
Name:
Title:

HARRIETT ELIZABETH GOODMAN 1991 TRUST, PAUL J. DOBROWSKI, TRUSTEE

By:
Name:
Title:

BAILEY QUIN DANIEL 1991 TRUST, PAUL J. DOBROWSKI, TRUSTEE

By:
Name:
Title:

BETSY GOODMAN ABELL 1984 GRANTOR TRUST, BETSY G. ABELL AND JOHN B. GOODMAN, CO-TRUSTEES

By:
Name:
Title:

By:
Name:
Title:

MEG GOODMAN DANIEL 1984 GRANTOR TRUST, MEG GOODMAN AND JOHN B. GOODMAN, CO-TRUSTEES

By:
Name:
Title:

By:
Name:
Title:

HAROLD G. GOODMAN 1984 GRANTOR TRUST

By:
Name:
Title:

HUTTON GREGORY GOODMAN 1994 TRUST, BESSEMER TRUST COMPANY, TRUSTEE

By:
Name:
Title:

HANNAH JANE GOODMAN 1994 TRUST, BESSEMER TRUST COMPANY, TRUSTEE

By:
Name:
Title:

MARY JANE GOODMAN 1994 TRUST, BESSEMER TRUST COMPANY, TRUSTEE

By:
Name:
Title:

HAROLD VITERBO GOODMAN II 1994 TRUST, BESSEMER TRUST COMPANY, TRUSTEE

By:
Name:
Title:

GOODMAN REPRESENTATIVE:

JOHN B. GOODMAN

INITIAL APOLLO STOCKHOLDER:

FRIO HOLDINGS, LLC

By:
Name:
Title:

APOLLO REPRESENTATIVE:

APOLLO MANAGEMENT V, LP

By:
Name:
Title:

SCHEDULE I

Goodman Investors

Name of Purchaser	Number of Subscribed Common Shares	Number of Subscribed Preferred Shares	Total Equity Contribution
John Bailey Goodman 1984 Grantor Trust	39,659.68586	1,413.612565	$3,000,000.00
Lucy Hughes Abell 1991 Trust	132,198.9529	4,712.041885	10,000,000.00
Sam Houston Abell 1991 Trust	132,198.9529	4,712.041885	10,000,000.00
John Bailey Goodman, Jr. 1991 Trust	198,298.4293	7,068.062827	15,000,000.00
Harriett Elizabeth Goodman 1991 Trust	198,298.4293	7,068.062827	15,000,000.00
Bailey Quin Daniel 1991 Trust	330,497.3822	11,780.10471	25,000,000.00
Betsy Goodman Abell 1984 Grantor Trust	52,879.58115	1,884.816754	4,000,000.00
Meg Goodman Daniel 1984 Grantor Trust	39,659.68586	1,413.612565	3,000,000.00
Harold G. Goodman 1984 Grantor Trust	13,219.89529	471.2041885	1,000,000.00
Hutton Gregory Goodman 1994 Trust	49,574.60733	1,767.015707	3,750,000.00
Hannah Jane Goodman 1994 Trust	49,574.60733	1,767.015707	3,750,000.00
Mary Jane Goodman 1994 Trust	49,574.60733	1,767.015707	3,750,000.00
Harold Viterbo Goodman II 1994 Trust	49,574.60733	1,767.015707	$3,750,000.00

Total	1,335,209.424	47,591.62304	$101,000,000.00